EXHIBIT 10.25

TYME TECHNOLOGIES, INC.
1 PLUCKEMIN WAY - SUITE 103
BEDMINSTER NJ 07921

May 11, 2021

Mr. Frank Porfido
[REDACTED]

[REDACTED]

Dear Frank:

This letter sets forth our agreement with respect to your employment (hereinafter “letter agreement”) with Tyme Technologies, Inc., a Delaware corporation (the “Company”).

1.Employment. Your employment with the Company will be upon the terms and conditions set forth in this letter agreement beginning on the second Business Day immediately following the date that we file with the Securities and Exchange Commission our Report on Form 10-K for the period ended March 31, 2021 (the “Effective Date”) and ending as provided in Section 4 (the “Employment Period”).

2.Position and Duties. During the Employment Period, you will serve as Chief Financial Officer of the Company and will have the usual and customary duties, responsibilities and authorities of a person in such position and such other duties assigned to you by the Board of Directors of the Company (the “Board”) which are consistent with your position. You will report directly to the Chief Executive Officer. You will devote your full working time, efforts and attention to, and diligently and conscientiously perform the duties of, such position. In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s existing subsidiaries or affiliates, and/or any subsidiaries and/or affiliates which may be formed or acquired from time to time in the future, including without limitation Tyme Inc., a Delaware corporation (collectively, all such subsidiaries and/or affiliates, including subsidiaries formed after the date hereof, shall be referred to as the “Company Affiliates”). Except for travel for business purposes, you will be employed and your primary offices will be located at the Company office located at 1 Pluckemin Way, Suite 103, Bedminster, New Jersey (the “Company Office”). You represent to the Company that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from executing, this Agreement and performing fully your duties and responsibilities hereunder.

3.	Compensation.

(a)	Base Salary. During the Employment Period, your base salary will be

$370,000 per annum (your “Base Salary”). Your Base Salary will be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. Your Base Salary may be reviewed annually (consistent with the Company’s past practice and timing) by the Compensation Committee of the Board and may be increased by the Compensation Committee in its sole discretion, it being understood that any increase in calendar year 2022 shall be prorated for the partial year of service (for the avoidance of doubt, such increased amount shall be considered your “Base Salary” for all purposes of this letter agreement). Unless agreed by you in writing, your Base Salary may not be decreased below your then current Base Salary by the Compensation Committee or otherwise.

(b)Cash Incentive Plan. With respect to each fiscal year of the Company ending during the Employment Period, you shall be eligible to earn an incentive award (a “Target Incentive Award”) under the Company’s Cash Incentive Plan, or any successor plan (the “Cash Incentive Plan”) pursuant to the terms and conditions of the Cash Incentive Plan. Your incentive award shall be paid at such times and in such manner as set forth in the Cash Incentive Plan. Prior to or at the beginning of each fiscal year of the Company, the Compensation Committee shall determine your Target Incentive Award, taking into consideration such factors as the Compensation Committee, and, where appropriate, the Board deems appropriate. Your Target Incentive Award under the Cash Incentive Plan for fiscal year 2022 (i.e., the year ending March 31, 2022) shall be 40% of Base Salary, provided, however, the Target Incentive Award for the 2022 fiscal year, to the extent earned under the Cash Incentive Plan, shall be prorated (based on the ratio of the number of days from the Effective Date to the last day of the fiscal year to 365). For the avoidance of doubt, in the event of any conflict between term definitions in this Section 3(c) and the Cash Incentive Plan, the definitions in this Agreement shall control.

(c)Sign-On Option Grant. In connection with your entering into this letter agreement, we shall grant to you, on the Effective Date (the “Grant Date”), under the Company’s 2015 Equity Incentive Plan, as amended, or any successor plan (the “Equity Plan”), an option (the “Option”) to purchase up to 725,000 shares (each, an “Option Share”) of the common stock, par value $0.0001 per share (the “Common Stock”), of the Company, at a per Option Share purchase (exercise) price equal to the Fair Market Value of the Common Stock on the Grant Date (as Fair Market Value is defined in the Equity Plan). The Option shall have a term of ten years and, except as provided in Section 5(a)(iii) and Section 5(b)(iv) below, shall vest in equal quarterly installments over the four year period following the Grant Date (each, a “Vesting Date”), provided that you are employed by the Company on the relevant Vesting Date, and otherwise subject to the provisions of the Equity Plan. For the avoidance of doubt, except as provided in Section 5(a)(iii) and Section 5(b)(iv) below, in the event you terminate employment with the Company prior to full vesting of the Option, the unvested portion of the Option will expire and terminate in full as of such termination and you will not have any right to exercise the unvested portion of the Option. The vested portion of the Option will be exercisable for the period and under the terms provided in the Equity Plan. The number of Option Shares and purchase price shall be adjusted in the event of any stock splits, mergers, consolidations or similar transactions. The Option shall be evidenced by a Stock Option Agreement in the form attached as Exhibit A to this letter agreement (the “Option Agreement”). The Option granted pursuant to this letter agreement, Common Stock delivered pursuant to this Option, and any gains or profits on the sale of such Common Stock shall be subject to any “clawback” or recoupment policy adopted by the Company. In the event of any conflict between the provisions of this paragraph 3(d) and the provisions of the Equity Plan, the provisions of the Equity Plan shall govern. In the event of any conflict between the provisions of this paragraph 3(d) and the provisions of the Option Agreement, the provisions of this Agreement shall govern.

(d)Target Compensation after Fiscal Year 2022. Your awards under the Cash Incentive Plan and the Equity Plan shall be reviewed annually by the Compensation Committee consistent with the committee’s charter and pursuant to the normal performance review policies for the CFO, with such corporate goals and objectives established by the directors in their sole discretion, following a recommendation by the Compensation Committee.

(e)During the Employment Period, you will be entitled to participate in all employee benefit programs, including without limitation health/medical insurance, for which senior executive employees of the Company are generally eligible, subject to applicable plans and policies as may be amended from time to time, in the sole discretion of the Board. During the Employment Period, you will be entitled to four weeks paid vacation during each calendar year, with such vacation time pro-rated for any partial calendar years during the Employment Period; provided, however, that no carry-over of unused vacation time shall be permitted and no compensation shall be paid for any such unused vacation time.

(f)The Company shall reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company during the Employment Period, in accordance with applicable policies of the Company; provided that you properly account to the Company for all such expenses in accordance with the policies of the Company and the rules, regulations and interpretations of the U.S. Internal Revenue Service relating to reimbursement of business expenses (“Expenses”).

(g)During the Employment Period, the Company will maintain Directors and Officers Liability Insurance coverage that includes coverage of you, subject to the terms and conditions of such policy and with limits customary for similarly situated companies.

4.	Termination.

(a)The Employment Period (i) will terminate upon your death, (ii) may be terminated by the Company upon Notice of Termination (as defined in Section 5(f) below) delivered to you as a result of your Disability (as defined in Section 5(h) below), (iii) may be terminated by the Company at any time for Cause (as defined in Section 5(g) below), (iv) may be terminated by you for Good Reason (as defined in Section 5 (h) below) and (v) may be terminated by the Company without Cause.

(b)Effective as of the date of any Termination Date, you shall be deemed, without any further action on your part, to have automatically resigned from all Company-related positions, including as an officer and director of the Company and Company Affiliates.

5.	Severance.

(a)If the Employment Period is terminated by the Company without Cause or by you for Good Reason, you will be entitled to receive:

(i)your Base Salary as in effect at the time of such termination to the extent such amount has accrued through the Termination Date (as defined in Section 5(f) below) and remains unpaid, any fully earned and declared but unpaid Target Incentive Bonus as of the Termination Date, and any unpaid Expenses that have not been reimbursed by the Company as of the Termination Date that were incurred prior to the Termination Date (the sum of these amounts, the “Accrued Obligations”);

(ii)an amount equal to three fourths (.75x) one year of your Base Salary, less applicable withholdings, which shall be payable in the same amounts and at the same intervals as if the Employment Period had not ended; and

(iii)if you timely elect continued coverage pursuant to COBRA, payment of your share of the premium cost, based on your pre-Termination Date coverage selection, for the 9-month period following the Termination Date.

The Company’s obligation to make the payments to you described in clauses (ii) and (iii) of this Section 5(a) is conditioned upon your executing and delivering, no later than 45 days following the Termination Date (and not revoking), a release relating to your employment by the Company in favor of the Company, the Company Affiliates and their respective stockholders, officers, members, managers, directors, employees, subsidiaries and affiliates substantially in the form attached as Exhibit B (a “Release”); provided, further, that until the period to revoke such Release has expired, the Company shall retain any Base Salary installment payment that would otherwise be made pursuant to clause (ii) of this Section 5(a), with such payment being made on the next regularly scheduled payroll date after such revocation period expires.

(b)Change in Control Termination. If the Employment Period is terminated by the Company without Cause or by you for Good Reason, in each case, upon or within 12 months following the consummation of a Change in Control (as defined below), then, subject to your execution and non-revocation of a Release in the manner provided in Section 5(a) above, (except for the payments described in clause (i) of this Section 5(b), which shall not be subject to such Release requirement), you will be entitled to receive:

(i)	the Accrued Obligations;

(ii)an amount equal to one times (1.0x) one year of your Base Salary, less applicable withholdings, which shall be payable in the same amounts and at the same intervals as if the Employment Period had not ended;

(iii)an amount equal to one times (1.0x) your Target Incentive Award either (i) for the year in which the Termination Date occurs (or if it has not yet been established, the Target Incentive Award established for the immediately preceding year), which amount shall be paid in the same manner and at the same time that the Company pays other Company executive incentive awards under the Incentive Plan after the Termination Date;

(iv)immediate vesting of all your time-based equity awards under the Equity Plan; and

(v)if you timely elect continued coverage pursuant to COBRA, payment of your share of the premium cost, based on your pre-Termination Date coverage selection, for the 12-month period following the Termination Date.

For purposes of this Agreement, a “Change in Control” shall be deemed to occur when and only when any of the following events first occurs: (A) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; (B) members of the Incumbent Board (as defined in the Company’s 2015 Equity Incentive Plan) cease to constitute a majority of the Board without the approval of the remaining members of the Incumbent Board; or (C) any merger (other than a merger where the Company is the survivor and there is no accompanying Change in Control under clauses (A) or (B), consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to clause (A) solely because 50% or more of the combined voting power of the Company’s outstanding securities is acquired by one or more employee benefit plans maintained by the Company or by any other employer, the majority interest in which is held, directly or indirectly, by the Company. For purposes of this paragraph, the terms “person” and “beneficial owner” shall have the meaning set forth in Sections 3(a) and 13(d) of the Exchange Act, and in the regulations promulgated thereunder.

(c)Termination For Cause. If the Employment Period is terminated by the Company for Cause or by you other than for Good Reason, the Company will pay you the Accrued Obligations as of the Termination Date. Except as set forth in Section 5(e), upon delivery of the payments described in this Section 5(c), the Company will have no further obligation to you under this letter agreement with respect to your employment with the Company.

(d)Termination Due to Death or Disability. If the Employment Period is terminated due to your Disability (as defined in Section 5(h) below) or death, the Company will pay you or your estate, whichever is applicable, the Accrued Obligations as of the Termination Date. Except as set forth in Section 5(e), upon delivery of the payments described in this Section 5(d), the Company will have no further obligation to you under this letter agreement or otherwise with respect to your employment with the Company.

(e)Except as otherwise required by law or as specifically provided herein, all of your rights to salary, severance, fringe benefits, bonuses and any other amounts hereunder (if any) accruing after the termination of the Employment Period will cease upon the earlier of the Termination Date or your last day of active service. In the event the Employment Period is terminated, your sole remedy, and the sole remedy of your successors, assigns, heirs, representatives and estate, will be to receive the payments described in this letter agreement. Notwithstanding the foregoing, the following rights will survive any termination of the Employment Period: (i) your rights to accrued and vested benefits under any benefit plan of the Company or any of the Company Affiliates, or as set forth in any other agreement between you and the Company or any of the Company Affiliates, (ii) your right to continued participation in the Company’s health and welfare plans, except as otherwise provided in Section 5(a)(v), at your own expense pursuant to COBRA, (iii) your right to indemnification in respect of your service as a director or officer of the Company or any of the Company Affiliates, to the maximum extent provided under the Company’s Certificate of Incorporation and By-laws (each, as they may be amended from time-to-time), the Company’s Directors and Officers Liability Insurance coverage, and any other agreement between you and the Company, (iv) your rights in respect of shares of Common Stock that you hold and (v) your rights in respect of any equity-based awards that remain outstanding following the Employment Period (subject to the provisions of this Agreement and any equity plan or award agreement that governs the terms of such equity-based awards).

(f)Any termination of the Employment Period by the Company (other than termination upon your death) or by you must be communicated by written notice (in either case, a “Notice of Termination”) to you, if the Company is the terminating party, or to the Company, if you are the terminating party. For purposes of this letter agreement, “Termination Date” means

(i) if the Employment Period is terminated due to your death, the date of your death and (ii) if the Employment Period is terminated due to your Disability, by the Company (for Cause or without Cause) or by you (for Good Reason or without Good Reason), the date specified in the Notice of Termination (which may not be earlier than the date of such Notice of Termination). Notwithstanding anything contained herein to the contrary, any termination of the Employment Period by you must be communicated to the Company no less than 30 days prior to the intended Termination Date; provided, however, that the Company’s decision to shorten or eliminate the notice period shall not constitute a termination by the Company and provided further that you may provide Notice of Termination to the Company at any time within 30 days after the Effective Date and, unless otherwise specified, the Termination Date shall be the date of such Notice of Termination.

(g)For purposes of this letter agreement, “Cause” means any one of the following: (i) a material breach by you of this letter agreement, (ii) your conviction of, guilty plea to, or confession of guilt of, a felony, (iii) materially fraudulent, dishonest or illegal conduct by you in the performance of services for or on behalf of the Company or any of the Company Affiliates, (iv) any repeated conduct by you in material violation of Company written policy, (v) any conduct by you that is materially detrimental to the reputation of the Company or any of the Company Affiliates, (vi) your misappropriation of funds of the Company or any of the Company Affiliates, (vii) your gross negligence or willful misconduct or willful failure to comply with written directions of the Board which directions are within the scope of your duties hereunder, or

(viii) your engaging in discrimination, sexual or other harassment, retaliation, or any conduct involving an act of moral turpitude. A purported termination of your employment for Cause shall not be effective unless (A) the Company provides written notice to you of the facts alleged by the Company to constitute Cause and such notice is delivered to you no more than 90 days after the Company has actual knowledge of such facts and (B) you have been given an opportunity of no less than ten days after receipt of such notice to cure the circumstances alleged to give rise to Cause and the Company has cooperated in good faith with your efforts to cure such condition or circumstance, but only to the extent that such circumstances are reasonably curable.

(h)For purposes of this letter agreement “Disability” means any accident, sickness, incapacity or other physical or mental disability which prevents you from performing, with or without reasonable accommodation, the essential functions of your position pursuant to this letter agreement for either (i) 90 consecutive days or (ii) 180 days during any period of 365 consecutive days, in each case as determined in good faith by the Board. During the time periods specified above, the Company will continue to provide you with the compensation stated in Section 3 above.

(i)For purposes of this letter agreement, “Good Reason” means (i) a material diminution in your authority, title, duties or responsibilities, (ii) the failure of the Company to make all payments due to you under this letter agreement or otherwise or (iii) the relocation of your primary office to a location more than 50 miles from the Company Office. A purported termination of your employment for Good Reason shall not be effective unless (A) you provide written notice to the Company of the facts alleged by you to constitute Good Reason and such notice is delivered to the Board no more than 60 days after the occurrence of such event, (B) the Company has been given an opportunity of no less than 30 days after receipt of such notice to cure the circumstances alleged to give rise to Good Reason and you have cooperated in good faith with the Company’s efforts to cure such condition or circumstance (which cooperation will not require you to waive or diminish any of your rights hereunder), but only to the extent that such circumstances are reasonably curable, and (c) you elect to terminate the Employment Period within 30 days following the end of the Company’s cure period due to the Company’s failure to cure.

6.	Notwithstanding any other provision of this letter agreement:

(a)In the event it is determined by an independent nationally recognized public accounting firm that is reasonably acceptable to you, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a 280G Change of Control (which for purposes of this Section 6 shall mean a change in ownership or control as determined in accordance with the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate the 280G Change of Control (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to you not less than ten Business Days prior to the 280G Change of Control setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to you under this letter agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction you would be entitled to receive and retain, on a net after- tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this Section 6, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by you before or after the 280G Change of Control.

(b)If the determination made pursuant to Section 6(a) results in a reduction of the payments that would otherwise be paid to you except for the application of this Section 6, the Company shall promptly give you notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that you would otherwise be entitled to receive (whether pursuant to this letter agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A (as defined in Section 13(h)), you elect to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting you to additional taxation under Section 409A. Within ten Business Days following such determination, the Company shall pay or distribute to you or for your benefit such amounts as are then due to you under this letter agreement and shall promptly pay or distribute to you or for your benefit in the future such amounts as become due to you under this letter agreement.

(c)As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for your benefit pursuant to this letter agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for your benefit pursuant to this letter agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall promptly be repaid by you to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which you are subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(d)In the event of any dispute with the Internal Revenue Service (or other taxing authority) with respect to the application of this Section 6, you shall control the issues involved in such dispute and make all final determinations with regard to such issues. The Company will bear all fees and expenses of any audit, suit or proceeding by the IRS or any other taxing authority against the Company or against you, or of any claim for refund, appellate procedure, or suit brought by the Company or you against the IRS or any other taxing authority, in each case relating to the excise tax imposed by Section 4999 of the Code.

7.	Confidential Information.

(a)You will not disclose or use at any time any Confidential Information (as defined below in Section 7(c)), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) duties assigned to you under this letter agreement or otherwise by the Board, (ii) rights as an employee, officer, director or shareholder of the Company or any of the Company Affiliates or

(iii)	rights under any agreement with the Company or any of the Company Affiliates.

(b)You will deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined below) or information relating to the business of the Company or the Company Affiliates which you may then possess or have under your control. Upon request, you will also make available to the Company any smartphones or other devices on which you store Company information, so that the Company may remove such information.

(c)As used in this letter agreement, the term “Confidential Information” means information that is not generally known or available to the public and that is used, developed or obtained by the Company or any of the Company Affiliates in connection with its or their businesses, including without limitation (i) information, observations and data concerning its and their business and affairs, (ii) products or services, (iii) fees, costs and pricing structures,

(iv)designs, (v) analyses, (vi) drawings, designs, photographs, artwork and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) product and product candidate formulae and any trade secrets with respect to such products and product candidates and (xv) all similar and related information in whatever form.

(d)Notwithstanding the provisions of this letter agreement to the contrary, you will have no liability to the Company for disclosure of Confidential Information if the Confidential Information:

(i)is in the public domain or becomes publicly known in the industry in which the Company or any of the Company Affiliates operates or is disclosed by the Company or any of the Company Affiliates other than as the result of a breach of this letter agreement or any other agreement by you; or

(ii)is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided, however, that such disclosure will be limited to the extent so required and, subject to the requirements of law, you will give the Company notice of your intent to so disclose such Confidential Information and will cooperate with the Company in seeking confidentiality protections.

(e)Notwithstanding the foregoing, nothing in or about this letter agreement prohibits you from (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 7, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding concerning the Company without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, you are advised that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

8.Inventions and Patents. You agree that all inventions, innovations, improvements, technical information, trade secrets, systems, software developments, ideas, results, methods, designs, artwork, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of the Company Affiliates’ businesses, research and development or existing products (or products under development) or services and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your employment with the Company, together with all intellectual property rights therein, including without limitation any patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as “Work Product”), is the exclusive property of the Company and/or the Company Affiliates. For the avoidance of doubt and without limiting the foregoing, (x) the Company or any of the Company Affiliates shall be the sole owner of all right, title and interest in such Work Product, including without limitation all intellectual property rights relating to such Work Product, without you retaining any license or other residual right whatsoever, and (y) any rights to any new or an existing Work Product are automatically conveyed, assigned and transferred to the Company pursuant to this letter agreement. You hereby waive and renounce to all moral rights related, directly or indirectly, to any such existing or new Work Product. You will take reasonable steps to promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including without limitation the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company and the Company Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

9.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)You acknowledge that, in the course of your employment with the Company, you will become familiar with the Company’s and the Company Affiliates’ trade secrets and other Confidential Information as well as the Company’s customer information and goodwill, and that your services will be of special, unique and extraordinary value to the Company and the Company Affiliates. Therefore, you agree that, during the Employment Period and any other period during which you are employed by the Company or any of its Affiliates, whether pursuant to this Agreement or otherwise plus twelve (12) months (the “Restriction Period”) (regardless of the reason for your separation from the Company and whether caused by you or the Company), you will not (x) anywhere the Company or any of the Company Affiliates conducts business or (y) anywhere the Company or any of the Company Affiliates has spent time and resources in connection with expanding its business, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity: own, manage, operate, work as an employee for, consult with, provide services or financing to, or join, control or participate in the ownership, management, operation or control of, any business (whether in corporate, proprietorship or partnership form or otherwise) that is engaged in the business of manufacturing, marketing, sale, research or development of pharmaceuticals for cancer utilizing a methodology or mechanism that is similar to methodologies or mechanisms used or actively being developed by the Company (collectively, “Specified Therapies”).

(b)Nothing in Section 9(a) will prohibit you from being a passive owner of not more than 2% of the outstanding stock of a publicly-traded corporation, so long as you have no active participation in the business of such corporation.

(c)	During the Restriction Period, you also will not:

(i)induce or attempt to induce any customer, supplier or other business relation of the Company or any of the Company Affiliates to cease doing business with the Company or any of the Company Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or any of the Company Affiliates, on the other hand;

(ii)engage, employ, solicit or contact with a view to the engagement or employment of, any employee, officer or manager of, or full-time consultant to, the Company or any of the Company Affiliates or any person who has been an employee, officer or manager of, or consultant to, the Company or any of the Company Affiliates, if he or she has been in such a role at any time within the immediately prior three months; or

(iii)assist any individual or entity to engage in the conduct referenced in clauses (i) and (ii) immediately above.

(d)Notwithstanding anything herein to the contrary, Section 9(a) shall not apply if this Agreement is terminated within 30 days after the Effective Date by the Company without Cause or by you with or without Good Reason.

10.	Enforcement.

(a)Because the employment relationship between you and the Company is unique and because you have access to Confidential Information, Work Product and Company goodwill, you agree that money damages would be an inadequate remedy for any breach of Section 7, 8 or 9. Therefore, in the event of a breach or threatened breach of Section 7, 8 or 9, the Company may, in addition to its other rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such provisions (without posting a bond or other security).

(b)Sections 5, 6, 7, 8 and 9 will expressly survive termination of this letter agreement. The existence of any claim or cause of action by you against the Company and/or any of the Company Affiliates shall not constitute a defense to the enforcement by the Company of the covenants contained in Section 6(b), 7, 8 or 9, but such claim or cause of action shall be litigated separately.

11.Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given (a) upon delivery, if delivered personally to the recipient, against written receipt therefor, or (b) upon the first Business Day after the date sent, if sent priority next Business Day delivery to the intended recipient by a reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Attention: Chief Legal Officer Tyme Technologies, Inc.

1 Pluckemin Way, Suite 103,

Bedminster, NJ 07921

If to you, to the address appearing in the Company’s records.

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received and acknowledged by the intended recipient. Any party hereto may change the address (or add new parties and their addresses) to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 11.

12.Representations and Warranties. You hereby represent and warrant to the Company that (a) the execution, delivery and performance of this letter agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject, (b) you are not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity that is inconsistent with the provisions of this letter agreement or that would limit you in your duties hereunder, (c) upon the execution and delivery of this letter agreement by the Company and you, this letter agreement will be a valid and binding obligation of you and (d) you are able to perform the services described in this letter agreement. The Company hereby represents and warrants to you that (i) the execution, delivery and performance of this letter agreement does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which it is a party or any judgment, order or decree to which it is subject and (ii) upon the execution and delivery of this letter agreement by the Company and you, such agreements will be valid and binding obligations of the Company.

13.Lock-Up Agreement. In connection with a registration with the United States Securities and Exchange Commission under the Securities Act of the public sale of shares of Common Stock, you shall not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time prior to the effective date of such registration and continuing through and following the effective date of such registration (not to exceed 180 days) as the Company or the underwriters, as the case may be, shall specify. You agree that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section. You shall execute a form of agreement reflecting the foregoing restrictions as requested by the underwriters managing such offering.

14.	General Provisions.

(a)Severability. It is the desire and intent of the parties hereto that the provisions of this letter agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this letter agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this letter agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)Complete Agreement. This letter agreement and any schedules or exhibits expressly constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and pre-empts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)Successors and Assigns. The Company may freely assign this letter agreement, including to any Affiliate or in connection with any merger or sale of equity or assets, and upon such assignment the references herein to the Company shall be deemed to include the assignee. You may not assign your rights and obligations under this letter agreement without the prior written consent of the Company. Except as otherwise provided herein, this letter agreement will be binding upon and inure to the benefit of you and the Company and our respective successors, permitted assigns, personal representatives, heirs and estates, as the case may be.

(d)Governing Law. This letter agreement will be governed by and construed in accordance with the domestic laws of New Jersey, without giving effect to the choice of law provisions thereof. The parties agree that the exclusive venue for all disputes under this letter agreement shall be the federal and state courts sitting in Newark, New Jersey.

(e)Amendment and Waiver. The provisions of this letter agreement may be amended and waived only with the prior written consent of the Company (with the approval of the Board) and you, and no course of conduct or failure or delay in enforcing the provisions of this letter agreement will affect the validity, binding effect or enforceability of this letter agreement or any provision hereof.

(f)Headings. The section headings contained in this letter agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this letter agreement.

(g)Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. The signatures of any of the persons executing this letter agreement may be transmitted via facsimile or other electronic means and shall be sufficient evidence of the execution of this letter agreement.

(h)	409A Provision.

(i)For purposes of this letter agreement the term “termination of employment” and similar terms relating to your termination of employment mean a “separation from service” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”). The Company and you intend that this letter agreement comply in form and operation with the requirements of Section 409A, and all provisions of this letter agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent permitted by applicable Department of Treasury/Internal Revenue Service guidance, or law or regulation, the Company and you will take reasonable actions to reform this letter agreement or any actions taken pursuant to their operation of this letter agreement in order to comply with Section 409A.

(ii)For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. To the extent that the Company determines that any payment or benefit pursuant to this letter agreement constitutes deferred compensation (within the meaning of Section 409A), such payment or benefit shall be made at such times and in such forms as the Company determines are required to comply with Section 409A and the Treasury Regulations and any applicable guidance thereunder. If, as of the date of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then to the extent necessary to comply with Section 409A and to avoid the imposition of taxes and/or penalties under Section 409A, payment to you of any amount or benefit under this letter agreement or any other Company plan, program or agreement that constitutes “nonqualified deferred compensation” under Section 409A and which under the terms of this letter agreement or any other Company plan, program or arrangement would otherwise be payable as a result of and within six (6) months following such termination shall be delayed, as provided under current regulatory requirements under Section 409A, until the earlier of (i) five (5) calendar days after the Company receives notification of your death or (ii) the first Business Day of the seventh month following the date of your termination of employment.

(iii)Except as otherwise permitted by Section 409A, the benefits and reimbursements provided to you under this letter agreement and any Company plan or policy during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this letter agreement or any Company plan or policy in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred and proper documentation is provided to the Company, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(i)  “Business Day” Defined. For purposes of this letter agreement, the capitalized term “Business Day” shall mean any calendar day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to be closed.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

If this letter agreement correctly expresses our mutual understanding, please sign and date a copy of this letter agreement and return it to the Company.

Very truly yours,

Tyme Technologies, Inc.

By:	/s/ Richard Cunningham Name: Richard Cunningham Title:Chief Executive Officer

The terms of this letter agreement are accepted and agreed to as of the date set forth below by:

   /s/ Frank Porfido

Frank Porfido

Date

5/11/2021 | 10:49:51 PDT

EXHIBIT A

Tyme Technologies, Inc.

Nonqualified Stock Option Agreement

Tyme Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the Tyme Technologies, Inc. 2015 Equity Incentive Plan (the “Plan”), has granted to (the “Optionee”) a nonqualified stock option (the “Option”) to purchase a total of shares (each, a “Share”) of the common stock (the “Common Stock”) of the Company, at an exercise price equal to $_(the “Exercise Price”), on the terms and conditions set forth in this Option Agreement (this “Agreement”) and, in all respects, subject to the terms and conditions of the Plan. The effective date of grant of the Option is (the “Date of Grant”). Unless otherwise defined herein, the capitalized terms defined in the Plan shall have the same defined meanings in this Agreement.

1.Duration. Subject to the earlier termination as provided in this Agreement or under the Plan, the Option shall expire and shall no longer be exercisable as of the close of business on

(the “Expiration Date”) [[] years from the Date of Grant].

2.Written Notice of Exercise. The Option may be exercised only by delivering to the President or Secretary of the Company, at the Company’s principal executive offices, of a written notice of exercise substantially in the form described in paragraph 8(b) of this Agreement, accompanied by this Agreement.

3.	Anti-Dilution Provisions.

(a)In the event that the number of outstanding shares of Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then the Exercise Price and number of shares subject to the Option shall be proportionately and appropriately adjusted as determined by the Committee, whose determination shall be final, conclusive and binding upon Optionee and the Company.

(b)If there is any other change in the Common Stock, including a reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Company is the surviving corporation, an adjustment, if any, shall be made in the Shares then subject to the Option as the Board of Directors or Committee may deem equitable, and whose determination shall be final, conclusive and binding upon Optionee and the Company. Failure of the Board of Directors or the Committee to provide for an adjustment pursuant to this paragraph 3(b) prior to the effective date of any Company action referred to in this paragraph 3(b) shall be conclusive evidence that no adjustment is required in consequence of such action.

(c)If the Company is merged into or consolidated with any other corporation and the Company is not the surviving corporation, or if the Company sells all or substantially all of the Company’s assets to any other corporation, then either:

(i)the Company shall cause provisions to be made for the continuance of the Option after such event or for the substitution for the Option of an option covering the number and class of securities which the Optionee would have been entitled to receive in such merger, consolidation or if the Optionee had been the holder of record of a number of shares of Common Stock equal to the number of Shares covered by the unexercised portion of the Option immediately prior to such merger, consolidation or sale; or

(ii)the Company shall give to Optionee written notice of the Company’s election not to cause any provision to be made under the preceding clause (i) and, then only in such event the Option shall become exercisable in full (or, at the election of the Optionee, in part) at any time during a period to be designated by the Company, ending not more than one business day prior to the effective date of the merger, consolidation or sale, in which case the Option shall not be exercisable to any extent after the expiration of such period.

Notwithstanding the provisions of this paragraph 3(c), in no event shall the Option be exercisable after the Expiration Date.

4.Investment Representation and Legend of Certificates. The Company shall have the right to place upon the face and/or reverse side of any stock certificate or certificates evidencing the Shares such legend as the Committee may prescribe for the purpose of preventing disposition of such Shares in violation of the Securities Act.

5.Non Transferability. The Option shall not be transferable by Optionee, other than by will, the laws of descent and distribution or pursuant to a domestic relations order, and is exercisable during the lifetime of Optionee only by Optionee, except as otherwise specifically provided in this Agreement or the Plan. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

6.Certain Rights Not Conferred by Option. Optionee shall not, by virtue of holding the Option, be entitled to any rights of a stockholder in the Company.

7.Expenses. The Company shall pay all original issue and transfer taxes with respect to the issuance of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

8.	Exercise of Options.

(a)Except as otherwise provided herein, the Option shall become exercisable according to the following schedule, provided that the Optionee is employed by the Company on such dates:

Date	Number of Shares

(b)The Option shall be exercisable, in whole or part and from time to time, but subject to the exercise schedule set forth in paragraph 8(a) of this Agreement, by written notice of such exercise, delivered to the President or Secretary of the Company, at the Company’s principal office by personal delivery, against written receipt therefor, or by pre-paid, certified or registered mail, return receipt requested. Such notice shall specify the number of Shares for which the Option is being exercised (which number, if less than all of the Shares then subject to exercise, shall be 100 or an integral multiple thereof) and shall be accompanied by:

(i)payment of the full exercise price for the Shares for which the Option is being exercised; and

(ii)	this Agreement.

(c)The form of payment of the Exercise Price for Shares purchased pursuant to each exercise of the Option shall be paid in full at the time of each purchase in one or a combination of the following methods:

(i)	cash;

(ii)	check (subject to collection);

(iii)in the discretion of the Committee, surrender to the Company of other shares of Common Stock owned by the Optionee which:

(A)have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised; and

(B)	have been owned of record by Optionee for at least six months;

(iv)in the discretion of the Committee, commencing upon the date on which all of the Shares subject to the Option are exercisable in accordance with the exercise schedule set forth in paragraph 8(a) of this Agreement, by “cashless exercise,” by means of exercising the Option in full and receiving such number of Shares having a Fair Market Value on the date of such cashless exercise equal to the difference between:

(A)the Fair Market Value of the Shares issuable upon exercise of the Option in full on the date of such cashless exercise; and

(B)the exercise price of the Option multiplied by the number of Shares issuable upon exercise of the Option in full; or

(v)in the discretion of the Committee, but, in all cases, subject to applicable law, by:

(A)delivery to the Company of a promissory note containing such terms and conditions determined by the Committee, in the Committee’s sole discretion, but at a rate of interest at least equal to the imputed interest specified under Section 483 or Section 1274, whichever is applicable, of the Code, and secured by the Shares issuable upon exercise of the Option for which the promissory note is being delivered and otherwise in compliance with applicable law (including, without limitation, state corporate law and federal margin requirements);

(B)assignment to the Company of the net proceeds (to the extent necessary to pay such exercise price) to be received from a registered broker upon the sale of the Shares or assignment of the net proceeds (to the extent necessary to pay such exercise price) of a loan from such broker in such amount; or

(C)such other consideration and method of payment for the issuance of stock to the extent permitted under the Plan and applicable law and satisfying the requirements of Rule 16b-3 promulgated pursuant to the Exchange Act.

(d)No Shares shall be delivered upon exercise of the Option until all laws, rules and regulations that the Committee may, in its sole discretion, deem applicable have been complied with. If a registration statement under the Securities Act is not then in effect with respect to the Shares issuable upon such exercise, the Company may require as a condition precedent that Optionee, upon exercising the Option, deliver to the Company a written representation and undertaking, satisfactory in form and substance to the Committee, that, among other things, Optionee is acquiring the Shares for Optionee’s own account for investment purposes only and not with a view to the distribution thereof.

(e)Optionee shall not be considered a record holder of the Shares so purchased for any purpose until the date on which Optionee is actually recorded as the holder of such Shares in the records of the Company.

(f)If the Optionee is Terminated for any reason except death or Disability, then the Optionee may exercise the Option (i) only to the extent that the Option would have been exercisable on the Termination Date and (ii) no later than three months after the Termination Date (or such longer time period not exceeding five years as may be determined by the Administrator), but in any event, no later than the Expiration Date.

(g)If the Optionee is Terminated because of Optionee’s death or Disability (or the Optionee dies within three months after a Termination other than for Cause or because of Optionee’s Disability), then the Option (i) may be exercised only to the extent that the Option would have been exercisable by Optionee on the Termination Date and (ii) must be exercised by Optionee (or Optionee’s legal representative or authorized assignee) no later than twelve months after the Termination Date (or such longer time period not exceeding five years as may be determined by the Administrator, but in any event no later than the Expiration Date.

(h)Notwithstanding subsections (f) and (g) above, if Optionee is terminated for Cause, neither the Optionee, the Optionee’s estate nor such other person who may then hold the Option shall be entitled to exercise the Option whatsoever.

9.Continued Employment. Nothing herein shall be deemed to create any employment or consultancy or guaranty of continued employment or consultancy or limit in any way the Company’s right to terminate Optionee’s employment or consultancy at any time.

10.Clawback or Recoupment Policy. This Option, Common Stock delivered pursuant to this Option, and any gains or profits on the sale of such Common Stock shall be subject to any “clawback” or recoupment policy adopted by the Company.

11.Withholding. Any tax consequences arising from the grant of this Option shall be borne solely by the Optionee. The Company shall withhold taxes according to requirements under the applicable laws, rules and regulations, including withholding taxes at source. The Optionee will not be entitled to receive from the Company any Common Stock hereunder prior to the full payment of the Optionee’s tax liabilities relating to this Option. The Administrator may, in its discretion, permit the Optionee to elect to pay a portion or all of the required tax withholding at such time and in such manner as the Administrator shall deem to be appropriate.

12.Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

13.Limitations Applicable to Section 16 Persons. To the extent the Optionee is subject to Section 16 of the Exchange Act, the grant of the Option pursuant to this Agreement is intended to qualify for an exemption from Section 16 thereof pursuant to Rule 16b-3(d)(1) promulgated thereunder. To the extent such exemption is not available, notwithstanding any other provision of the Plan or this Agreement, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemption. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

[Signature page follows]

We look forward to your continuing contribution to the growth of the Company. Please acknowledge your receipt of the Plan and this Award.

Very truly yours,

Tyme Technologies, Inc.

By:

A-1

OPTIONEE ACKNOWLEDGEMENT

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE EXERCISABILITY OF THE SHARES SUBJECT TO THIS AGREEMENT AND THE OPTION IS EARNED ONLY BY CONTINUING EMPLOYMENT OR CONSULTANCY AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND CONFIRMS THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S OR THE COMPANY’S RIGHT, SUBJECT TO OPTIONEE’S AND THE COMPANY’S RIGHTS UNDER OTHER AGREEMENTS, IF ANY, WITH THE COMPANY, TO TERMINATE EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee acknowledges receipt of a copy of the Plan and certain information related to this Plan and Company and represents that Optionee is familiar with the terms and provisions of the Plan, and hereby accepts the Option subject to all of the terms and provisions of the Plan.

Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all of the terms and provisions of the Option and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions rising under the Plan. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Accepted and agreed as of the Date of Grant as first set forth above:

Name:

Address:

A-2

EXHIBIT B

Form of Release RELEASE

This Release (“Release”) is delivered by Richard Cunningham on this day of

, 20  .

DEFINITIONS

A.As used herein, unless otherwise specified, the term “Employer” shall mean Tyme Technologies, Inc.; all of its affiliates, successors, predecessors, assigns, parents, subsidiaries, and divisions (whether incorporated or unincorporated); and all of its and their past and present owners, directors, officers, trustees, shareholders, managers, employees and agents (in their individual and representative capacities).

B.As used herein, unless otherwise specified, the term “Employee” shall mean Richard Cunningham and all of his heirs, family members, executors, accountants, administrators, attorneys, agents, assigns, successors and representatives.

RECITALS

WHEREAS, Employee’s employment ended on , 20  ; and

WHEREAS, it is a condition to Employee’s receipt of certain post-employment benefits (“Conditional Benefits”) under Sections 5(a)(ii), (iii) and (iv) or 5(b) (ii), (iii), (iv) and (v) of the letter agreement, dated [], 2020 (the “Employment Agreement”), between Employee and Employer that Employee execute this Release.

NOW THEREFORE, in consideration of the promises, representations and mutual covenants contained in this Release, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.Consideration. Employee acknowledges that the Conditional Benefits are in excess of any earned wages or benefits due and owing to Employee, and would not be paid or provided unless Employee executed this Release. Employee acknowledges and agrees that the Conditional Benefits are adequate and independent consideration for Employee executing this Release and releasing any and all claims against Employer.

2.Release of All Claims. In consideration of the above, and the other promises set forth in this Release, Employee fully and forever waives, releases, acquits and discharges Employer from and for all manner of claims, actions, suits, charges, demands, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, existing from the beginning of time through the date of Employee’s execution of this Release relating to and/or arising out of the Employment Agreement, Employee’s employment with Employer and/or the cessation of Employee’s employment with Employer

(collectively, the “Released Claims”), including, but not limited to, all claims, actions, suits, charges, demands, grievances and/or causes of action (x) for wages, compensation, liquidated damages, commissions, bonuses, benefits, sums of money, damages of every type, costs, attorney fees, judgments, and executions, (y) alleging wrongful discharge, breach of contract, breach of implied contract, breach of the covenant of good faith and fair dealing, tortious interference with contract or business relationships, assault, battery, invasion of privacy, misappropriation of trade secrets, promissory estoppel, unjust enrichment, loss of consortium, violation of the penal statutes, negligent or intentional infliction of emotional distress, negligence, defamation, retaliation and/or discrimination and/or harassment on account of age, sex, sexual orientation, creed, religion, race, color, national origin, sensory disability, mental disability, physical disability, veteran or military status, marital status, or any other classification recognized under all applicable discrimination laws, or (z) brought under common law or civil rights or other statutes, including Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) (as amended by the Older Workers Benefits Protection Act (“OWBPA”)), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Rehabilitation Act of 1973, the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Workers Adjustment Retraining Notification Act (“WARN”), the Equal Pay Act (“EPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the National Labor Relations Act (“NLRA”), the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New Jersey Law Against Discrimination (“NJLAD”), the New Jersey Conscientious Employee Protection Act (“CEPA”), and any and all other federal, state, local statutes, ordinances, and laws, and every type of relief (legal, equitable and otherwise), available to Employee. Employee covenants and agrees that he will not pursue or allege any claim, matter or cause of action in violation of, and/or released under, this Release. Notwithstanding the foregoing or anything contained below, nothing in this Release shall be construed as releasing Employer from, and the Released Claims shall not include: (a) any obligation to pay those amounts due to Employee under Section 5(a) or 5(b) of the Employment Agreement, subject to the terms and conditions thereof; (b) Employee’s rights to enforce the terms of the Employment Agreement that survive the termination of the Employment Period (as defined in the Employment Agreement) or Employment Agreement; (c) Employee’s rights described in Section 5(e) of the Employment Agreement; (d) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA), (e) Employee’s right to indemnification or exculpation under the Employment Agreement, Employer’s policies or law with respect to Employee’s service as a director or officer of Employer (including without limitation any such rights under Employer’s Certificate of Incorporation, By-laws and Directors and Officers Liability Insurance coverage); (f) any claims that by law cannot be waived by private agreement without judicial or governmental supervision; or (g) Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or other government agency; provided that even though Employee can file a charge or participate in an investigation or proceeding conducted by the EEOC or other government agency, by executing this Release, Employee is waiving his ability to obtain relief of any kind from Employer to the extent permitted by law.

3.Covenant Not to Sue. Employee represents that he has not filed any action, charge, suit, or claim against Employer with any federal, state or local agency or court relating to any Released Claim. Employee further agrees that should any claims, charges, complaints, suits or other actions be filed hereafter on his behalf by any federal, state or local agency or by any other person or entity with respect to a Released Claim, he will immediately withdraw with prejudice, or cause to be withdrawn with prejudice, and/or dismiss with prejudice, or cause to be dismissed with prejudice, any such claims, charges, complaints, suits or other actions filed against Employer. Employee further agrees that, to the fullest extent permitted by law, Employee shall receive no relief of any type (monetary, equitable, or otherwise) from Employer with respect to, relating to and/or on account of any such claims, matters or actions. Employee agrees to opt-out of any class action or collective action filed against Employer to the extent related to a Released Claim.

4.Confidentiality. To the fullest extent permitted by law, Employee agrees to keep confidential all facts, opinions, and information which relate in any way to Employee’s employment and/or cessation of employment with Employer, as well as the terms of this Release; provided however, Employee may discuss the terms of this Release with his spouse, legal representative, and/or tax preparer, each of whom must also agree to maintain confidentiality and comply with this Section 4. Notwithstanding anything herein to the contrary, Section 7(e) of the Employment Agreement will apply to this Release and nothing contained herein shall prevent Employee from making truthful statements to any government authority or agency.

5.Return of Employer’s Property. Employee represents that he has returned to Employer any and all property, records, papers, documents and writings, in whatever form, of Employer in Employee’s possession and/or control, and that he has not retained any copies thereof, in whatever form.

6.Non-Disparagement. Employee agrees not to disparage the Employer or the Employer’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation, and the Employer agrees to direct its officers and directors not to disparage Employee in any manner likely to be harmful to Employee in any manner including Employee’s business reputation or personal reputation; provided that Employee and the Employer may respond accurately and fully to any question, inquiry, or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal or law or regulation.

7.	Cooperation.

(a)To the fullest extent permitted by law, Employee will not cooperate with, or assist in, any claim, charge, lawsuit, or arbitration against Employer with respect to a Released Claim, unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute. In the event Employee is served with a subpoena or is required by court order or otherwise to testify in any type of proceeding involving Employer and related to a Released Claim, Employee shall immediately advise Employer in writing of same.

8.Employee agrees to cooperate with Employer in any internal investigation, administrative, regulatory, or judicial proceeding or any dispute with a third party. Employee’s cooperation may include being available to Employer upon reasonable notice for interviews and factual investigations, appearing at Employer’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Employer pertinent information, and turning over to Employer all relevant documents which are or may come into Employee’s possession. Employee understands that in the event Employer asks for Employee’s cooperation in accordance with this provision, Employer will reimburse his for reasonable travel expenses (including lodging and meals) upon submission of receipts acceptable to Employer.

9.ADEA Notice and Acknowledgement. Employee acknowledges that he has carefully read this Release and fully understands its contents. Prior to signing this Release, Employee has been advised in writing hereby and has had an opportunity to consult with his attorney of choice concerning the terms and conditions of this Release with regard to any claim or right Employee may have under the ADEA or otherwise. Employee has been offered at least [21/45] days to review and consider this Release. Employee may voluntarily and knowingly waive this [21/45]-day period, or any part thereof, if he signs this Release prior to the expiration of [21/45] days. After signing this Release, Employee shall have seven days from the signing date to revoke this Release. This Release shall not be effective (including for purposes under the Employment Agreement) until after the seven-day revocation period has expired. Any revocation must be made in writing and delivered to the Chief Legal Officer of Employer. Until all applicable periods set forth in this Section 7 have expired, Employer shall not be required to make any payment to Employee which payment is, under Sections 5(a) or 5(b) of the Employment Agreement, contingent upon the signing and delivery to the Company of this Release. By signing this Release, Employee agrees and understands that he is waiving and releasing any and all rights he may have to pursue the Released Claims against Employer, from the beginning of time up to the effective date of this Release, including, without limitation, all ADEA claims.

10.Governing Law. New Jersey law shall govern this Release, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

11.Successors and Assigns. This Release shall inure to the benefit of the successors and assigns of Employer.

12.Severability. If any portion of this Release is ruled unenforceable, all remaining portions of this Release shall remain valid.

13.No Reliance; No Waiver. Employee represents that he is not relying on any representation, statement, or promise of Employer or any other party in giving this Release. This Release may not be amended, modified, waived, or terminated except in a writing signed by Employee and an authorized representative of Employer.

14.Headings. The paragraph and section headings in this Release are inserted merely for the convenience of reference only and shall not be used to construe, affect or modify the terms of any paragraph or provision of this Release.

EMPLOYEE WITHOUT ANY DURESS OR COERCION FREELY, KNOWINGLY AND VOLUNTARILY ENTERS INTO, AND GIVES THIS RELEASE. EMPLOYEE UNDERSTANDS AND AGREES WITH ALL OF THE PROVISIONS AND THE TERMS STATED  IN  THIS  RELEASE  AND  HAS  BEEN  AFFORDED  SUFFICIENT  AND

REASONABLE TIME TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE. EMPLOYER ADVISES EMPLOYEE TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING PRIOR TO EXECUTING THIS RELEASE WHICH CONTAINS A RELEASE AND WAIVER.

Dated: